EXHIBIT 99.1

   Diagnostic Products Corporation Announces Third Quarter Results


    LOS ANGELES--(BUSINESS WIRE)--Oct. 26, 2004--Diagnostic Products Corporation (NYSE:DP) today reported sales of $109.0 million for its third quarter, a 16.2% increase over the third quarter of 2003. Earnings were $16.5 million, or $.55 per diluted share, a decrease of 3% from $17.0 million or $.57 for the third quarter of 2003. The dollar weakened in the third quarter of 2004, which had a 4.2% positive impact on sales. Included in general and administrative expenses in the third quarter of 2004 is a $1.0 million increase in the Company's accrual for estimated payments to the United States Justice Department and the United States Securities and Exchange Commission to resolve its issues related to its Chinese subsidiary as well as $800,000 in legal and accounting fees relating to the same issue. The Company's 2003 operating income included a gain of $4.2 million or $.10 per diluted share related to the sale of its Pathodx product line. International sales were $76.7 million and domestic sales were $32.3 million.
    Sales of IMMULITE products continued to be very strong, growing 20% over the third quarter of 2003. IMMULITE product line sales were $99.7 million for the quarter, 92% of the total sales of the Company. IMMULITE reagent sales increased 21% this quarter over the third quarter of 2003. Sales of RIA products were $5.8 million, a 12% decline from last year's third quarter. Sales of other products were $3.5 million, down from $4.3 million in the same period last year.
    The Company shipped a total of 271 IMMULITE Instruments in the third quarter including 199 IMMULITE 2000s and 2500s. The total number of IMMULITEs shipped is now over 9,700. "Our business continues to do very well," said Michael Ziering, President and CEO of DPC. "Regarding our progress with the FDA, the independent auditor who is reporting to the FDA has completed the major portion of his field work relating to the Application Integrity Policy and we still think the first quarter of 2005 is a reasonable time frame to resolve the issue."
    Diagnostic Products Corporation (DPC), founded in 1971, is the global leader dedicated exclusively to immunodiagnostics. Through partnerships with manufacturers of chemistry systems and reagents, DPC also addresses the chemistry and Laboratory automation testing needs of its customers. DPC's product menu includes about 75 immunoassays and over 350 specific allergens and allergy panels. DPC also designs and manufactures automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. DPC with its partners, offers one of the largest and most diversified combined chemistry and immunoassay menus available, covering most laboratory tests requested. DPC sells its products to hospitals, clinics and laboratories domestically and in more than 100 countries.
    DPC is committed to delivering to customers the highest quality products with superior service and support. The turquoise zebra icon symbolizes DPC's uniqueness in the immunodiagnostic industry as "a company that stands out." Additional Company information can be found on the Company's web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental and other actions relating to the FDA's decision that its Application Integrity Policy should be applied to the Company or relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.


           Diagnostic Products Corporation and Subsidiaries
                   Consolidated Statements of Income
           (Unaudited - In thousands except per share data)


                                               Three Months Ended
                                                  September 30,
                                                2004        2003
                                                ----        ----
SALES:
        Non-Affiliated Customers              $100,742     $87,483
        Unconsolidated Affiliates                8,221       6,254
        Total Sales                            108,963      93,737

COST OF SALES                                   46,432      41,335
       Gross Profit                             62,531      52,402

OPERATING EXPENSES:
Selling                                         19,126      15,649
Research and Development                        11,188      10,037
General and Administrative                      11,752       8,401
Gain on Sale of Product Line                        --      (4,218)
Equity in Income of Affiliates                  (1,705)     (1,280)

OPERATING EXPENSES - NET                        40,361      28,589

      OPERATING INCOME                          22,170      23,813

Interest/Other Income (Expense) - Net            1,334         283

INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                          23,504      24,096

PROVISION FOR INCOME TAXES                       6,573       6,988

MINORITY INTEREST                                  414         143

      NET INCOME                               $16,517     $16,965

EARNINGS PER SHARE:
      BASIC                                       $.57        $.59
      DILUTED                                     $.55        $.57

WEIGHTED AVERAGE SHARES OUTSTANDING:
      BASIC                                     29,120      28,760
      DILUTED                                   29,853      29,697




    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200